EXHIBIT 99.1

Krispy Kreme Reports Strong First Quarter 2023 and Reiterates Full Year Guidance
First quarter net revenue grew 12.5% with organic revenue growth of 14.4%
Points of Access grew by 12.5% to 12,410 and Ecommerce revenue grew 23%
GAAP net income of $1.6 million and Adjusted EBITDA of $54.9 million

CHARLOTTE, NC (May 11, 2023) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme” or the “Company”) today reported strong financial results for the first quarter ended April 2, 2023. Net revenue grew 12.5% year-over-year to $419.0 million and organic revenue grew 14.4% led by robust performances in the U.S. and Market Development segments. Sales per Hub in the U.S. increased 9% to $4.6 million, driven by an 12% increase in points of access and an 8% increase in U.S. sales per Delivered Fresh Daily (“DFD”) door.
GAAP Net Income for the quarter was $1.6 million compared to Net Income of $6.5 million a year ago while GAAP diluted EPS for the quarter was $0.00 compared to diluted EPS of $0.02 last year. Adjusted diluted EPS increased 12.5% to $0.09 for the quarter, compared to $0.08 last year in the same period. Adjusted EBITDA grew 12.3% in the quarter to $54.9 million led by a 60 basis point improvement in U.S. margins.
Global Points of Access, which reflect all locations where fresh doughnuts and cookies can be purchased, increased by nearly 600 during the quarter, providing consumers with access to Krispy Kreme and Insomnia Cookies through more than 12,400 locations around the world.
Commenting on the Company’s performance, CEO Mike Tattersfield stated, “I’m proud of our performance in the first quarter that continued to demonstrate the strength of our omni-channel model, which allows us to meet consumer demand with premium, fresh doughnuts in a capital efficient manner. Our global Valentine’s Day and St. Patrick’s Day campaigns and specialty offerings such as Biscoff® Doughnuts resonated with consumers, showcasing the opportunities for premiumization as well as the gifting and sharing power of our brand.”
Mike continued, “We also achieved our best ever quarter of Ecommerce revenue, representing a higher mix of revenue than during the pandemic and we see a long runway for further growth in this channel. Krispy Kreme continues to be well-positioned to deliver another year of strong growth driven by our capital efficient DFD model and our global expansion plans.”
Financial Highlights

$ in millions, except per share data	Q1 2023	vs Q1 2022
Net Revenue	$419.0	+12.5%
Organic Revenue (1)	$422.5	+14.4%
GAAP Net Income	$1.6	(74.5)%
Adjusted Net Income, Diluted (1)	$15.3	+15.5%
GAAP Operating Income	$14.9	(13.5)%
GAAP Operating Income Margin	3.6%	-100 bps
Adjusted EBITDA (1)	$54.9	+12.3%
Adjusted EBITDA Margin (1)	13.1%	0 bps
GAAP Diluted EPS	$0.00	$(0.02)
Adjusted Diluted EPS (1)	$0.09	+$0.01
Notes:
(1)Non-GAAP figures – please refer to Reconciliation of Non-GAAP Financial Measures.

Key Operating Metrics

$ in millions, except access points	Q1 2023	vs Q1 2022
Global Points of Access	12,410	+12.5%
Sales per Hub (U.S.) TTM	$4.6	+9.0%
Sales per Hub (International) TTM	$9.8	+8.5%
Ecommerce as a Percent of Retail Sales	19.6%	+220 bps
First Quarter 2023 Consolidated Results
Krispy Kreme’s first quarter 2023 results reflect strong growth compared to the prior year. Net revenue grew 12.5% to $419.0 million and total company organic revenue grew 14.4% in the quarter. Organic revenue growth was driven by strong growth from U.S. Krispy Kreme and Insomnia Cookies, as well as robust performances from our equity-owned Japan market and international franchise in our Market Development segment. Ecommerce revenue growth in the quarter was 23%.
GAAP Net Income for the quarter was $1.6 million, compared to a GAAP Net Income of $6.5 million in 2022. GAAP Net Income included a $13.4 million charge related to the previously disclosed exit of our small Branded Sweet Treats business that was largely non-cash, partially offset by a $9.7 million gain on a sale-leaseback. Inventory write-offs and employee severance associated with the exit of the Branded Sweet Treats business had a 180 basis point negative impact on Product and Distribution Costs in the first quarter of 2023.
Adjusted EBITDA in the quarter grew 12.3% to $54.9 million despite an approximately $2 million negative impact from the stronger U.S. dollar. Operating margins declined 100 basis points to 3.6%, while Adjusted EBITDA margins were flat at 13.1% from the same quarter in 2022, with an increase in Adjusted EBITDA margins from our U.S. and Market Development segments offset by a decrease in our International segment due to inflation. Adjusted Net Income, Diluted increased 15.5% to $15.3 million in the quarter. GAAP Diluted EPS in the quarter was $0.00 compared to $0.02 in the same quarter last year, while Adjusted Diluted EPS increased 12.5% to $0.09 from $0.08 in the first quarter of 2022.
First Quarter 2023 Market Segment Results
U.S.: In the U.S., segment net revenue grew 13.5% to $281.3 million, driven by the continued execution of our omni-channel strategy and growth of Insomnia Cookies. Organic revenue increased 13.7% driven by increased points of access, higher Ecommerce revenue, higher average weekly sales per DFD door as well as a strong performance in Insomnia Cookies, partially offset by a decrease in Branded Sweet Treats revenue. Average weekly DFD revenue per door hit a record in the quarter and was up 35% from the same period in 2021, as we continue to add new DFD partners and channels. Ecommerce revenue in the U.S. increased 32% compared to the prior year to 22.6% of sales. Excluding Branded Sweet Treats, organic revenue in the U.S. increased by 16.1%. Points of access increased by 359 in the quarter to 6,615, which represents an 11.5% increase from a year ago.
U.S. Adjusted EBITDA increased 18.9% to $38.5 million with Adjusted EBITDA margin expansion of 60 basis points to 13.7% driven primarily by efficiencies from increased Sales per Hub, improvements from the network optimization of our hubs without spokes as well as price increases, partially offset by cost inflation.
International: In the International segment, net revenue grew 3.5% to $90.3 million, with organic growth of 7.3%. Organic growth in the quarter was driven by a 12% increase in points of access compared to the prior year. Foreign currency translation had a negative 3.8% impact on net revenue growth during the quarter compared to a year ago. Points of access increased by 117 in the quarter to total 3,588.
International Adjusted EBITDA declined 21.3% over the prior year to $13.6 million, driven by cost inflation. Adjusted EBITDA margins declined 480 basis points to 15.0%. We have growing confidence in the U.K. market while Australia is currently seeing delayed and accelerated inflationary costs that hit most of our other markets in 2022.
Market Development: In the Market Development segment, net revenue increased 26.5% to $47.3 million driven by strong performances in our equity-owned Japan and Canada markets as well as our International Franchise business. Organic revenue growth was 35.5% compared to the same period in 2022.
Market Development Adjusted EBITDA grew 35.9% to $17.0 million, with strong margin improvement in our equity-owned Japan and Canada markets from hub and spoke efficiencies and strength in international franchise revenue more than offsetting inflation and the strong U.S. dollar. Adjusted EBITDA margins for the segment increased 250 basis points to 35.9% despite a negative impact from mix shift.

Balance Sheet & Capital Expenditures
During the first quarter of 2023, the company invested $26.6 million in capital expenditures, or 6.3% of revenue, primarily to support growth of our hot light theaters, cookie shops, and DFD Doors.
As of April 2, 2023, the Company had $29.7 million of cash and cash equivalents and net debt of $792.7 million. During the quarter, the company reduced its vendor financing programs including structured payables and supply chain financing by approximately $46.1 million. As previously disclosed, during the first quarter the Company successfully completed the refinancing of existing Term Loan A and Revolver facilities. The new $700 million Term Loan A and $300 million Revolver extends maturities until March 2028 at the same terms to existing facilities and welcomes several new creditors into our facilities. There was no change in the Company’s net debt as a result of this refinancing.
2023 Financial Outlook
Krispy Kreme re-affirms its previous guidance for the full year 2023 as follows:
•Net Revenue of $1.65 billion to $1.68 billion, +8% to +10% vs 2022 (+9% to +11% in constant currency)
•Organic Revenue growth of 9% to 11%
•Adjusted EBITDA of $205 million to $215 million, +8% to +13% vs 2022 (+10% to +14% in constant currency)
•Adjusted Net Income, diluted, of $52 million to $58 million, +5% to +17% vs 2022 (+9% to +21% in constant currency)
•Adjusted Diluted EPS of $0.31 to $0.34, +7% to +17% vs 2022 (+10% to +21% in constant currency)
•Income Tax rate between 24.5% to 26.0%
•Capital Expenditures between $105 million to $115 million, or approximately 6.6% of revenue
•Interest Expense, net between $39 million to $43 million
The above guidance continues to assume a negative 1% impact to 2023 revenue and a negative $3 million impact to 2023 Adjusted EBITDA from FX headwinds, with the impact entirely in the first half of the year. The Company expects to reduce its net leverage in 2023, as we make progress towards our 2026 goal of approximately 2.0x to 2.5x net leverage.
Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts or cookies can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors and Cookie Shops, at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues include product sales generated from our Doughnut Shop business (including Ecommerce and delivery), as well as DFD sales, but excluding sales from our legacy wholesale business and our Branded Sweet Treat Line. It also excludes all Insomnia Cookies revenues as the measure is focused on the Krispy Kreme business. Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from those Hubs currently producing product for other shops, Carts and Food Trucks, and/or DFD Doors, but excluding Fresh Revenues derived from those Hubs not currently producing product for other shops, Carts and Food Trucks, and/or DFD Doors.
•Total Net Leverage Ratio: Calculated using Net Debt (including both bank debt and financing leases as part of debt) divided by Adjusted EBITDA.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.
Conference Call
Krispy Kreme will host a public conference call at 8:00 AM Eastern Time today to discuss its results for the first quarter of 2023. The conference call can be accessed by dialing 1 (800) 599-5188 and entering the conference ID 5487868. International participants can access the call via the corresponding number listed here and entering the conference ID 5487868. To listen to the live audio webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay and transcript of the webcast will be available on the website within 24 hours after the call. Krispy Kreme’s earnings press release and related materials will also be available on the investor relations section of the Company’s website.

Investor Relations
Rob Ballew, VP of Investor Relations
rballew@krispykreme.com
Financial Media
Edelman Smithfield for Krispy Kreme, Inc.
Allie McLarty & Ashley Firlan, KrispyKremeIR@edelman.com
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in over 30 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing Ecommerce and delivery business with more than 12,000 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.Twitter.com/KrispyKreme.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “outlook,” “guidance,” or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause actual results to differ from those expressed in forward-looking statements include, without limitation, the risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended January 1, 2023, filed by us with the Securities and Exchange Commission (“SEC”) and described in the other filings we make from time to time with the SEC. We believe that these factors include, but are not limited to, the impact of pandemics, changes in consumer preferences, the impact of inflation, and our ability to execute on our omni-channel business strategy. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statement to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Non-GAAP Measures
This press release includes certain non-GAAP financial measures including organic revenue growth, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Fresh Revenue from Hubs with Spokes and Sales per Hub, which differ from results using U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as net income and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
	April 2, 2023 (13 weeks)	April 3, 2022 (13 weeks)
Net revenues
Product sales	$410,674	$364,052
Royalties and other revenues	8,276	8,480
Total net revenues	418,950	372,532
Product and distribution costs	117,833	96,111
Operating expenses	191,408	168,726
Selling, general and administrative expense	61,468	53,711
Marketing expenses	9,853	10,159
Pre-opening costs	764	1,329
Other income, net	(5,263)	(2,633)
Depreciation and amortization expense	27,939	27,841
Operating income	14,948	17,288
Interest expense, net	11,988	7,351
Other non-operating expense/(income), net	999	(321)
Income before income taxes	1,961	10,258
Income tax expense	317	3,800
Net income	1,644	6,458
Net income attributable to noncontrolling interest	1,945	2,456
Net (loss)/income attributable to Krispy Kreme, Inc.	$(301)	$4,002
Net (loss)/income per share:
Common stock — Basic	$0.00	$0.02
Common stock — Diluted	$0.00	$0.02
Weighted average shares outstanding:
Basic	168,141	167,261
Diluted	168,141	169,485

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) April 2, 2023	January 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$29,675	$35,371
Restricted cash	409	359
Accounts receivable, net	52,053	51,089
Inventories	36,389	46,239
Taxes receivable	15,970	18,263
Prepaid expense and other current assets	21,138	26,953
Total current assets	155,634	178,274
Property and equipment, net	475,510	472,358
Goodwill	1,093,898	1,087,908
Other intangible assets, net	963,549	966,088
Operating lease right of use asset, net	433,352	417,381
Other assets	22,904	26,528
Total assets	$3,144,847	$3,148,537
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$40,216	$40,034
Current operating lease liabilities	39,963	43,160
Accounts payable	205,154	225,276
Accrued liabilities	82,961	104,424
Structured payables	77,742	103,575
Total current liabilities	446,036	516,469
Long-term debt, less current portion	776,975	739,052
Noncurrent operating lease liabilities	432,008	412,759
Deferred income taxes, net	142,304	143,124
Other long-term obligations and deferred credits	40,374	38,258
Total liabilities	1,837,697	1,849,662
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both April 2, 2023 and January 1, 2023; 168,176 and 168,137 shares issued and outstanding as of April 2, 2023 and January 1, 2023, respectively	1,682	1,681
Additional paid-in capital	1,431,649	1,426,105
Shareholder note receivable	(4,830)	(4,813)
Accumulated other comprehensive loss, net of income tax	(918)	(9,151)
Retained deficit	(223,674)	(217,490)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,203,909	1,196,332
Noncontrolling interest	103,241	102,543
Total shareholders’ equity	1,307,150	1,298,875
Total liabilities and shareholders’ equity	$3,144,847	$3,148,537

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Quarter Ended
	April 2, 2023 (13 weeks)	April 3, 2022 (13 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,644	$6,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	27,939	27,841
Deferred income taxes	(219)	(822)
Loss on extinguishment of debt	472	—
Impairment and lease termination charges	4,900	218
Loss on disposal of property and equipment	33	24
Gain on sale-leaseback	(9,661)	(2,374)
Share-based compensation	5,545	5,041
Change in accounts and notes receivable allowances	334	(156)
Inventory write-off	7,115	251
Settlement of interest rate swap derivatives	7,657	—
Other	(204)	(1,345)
Change in operating assets and liabilities, excluding foreign currency translation adjustments	(35,190)	(6,745)
Net cash provided by operating activities	10,365	28,391
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(26,553)	(29,460)
Proceeds from sale-leaseback	10,025	3,000
Other investing activities	82	23
Net cash used for investing activities	(16,446)	(26,437)
CASH FLOWS FROM/(USED FOR) FINANCING ACTIVITIES:
Proceeds from the issuance of debt	891,698	28,000
Repayment of long-term debt and lease obligations	(852,144)	(28,697)
Payment of financing costs	(5,000)	—
Proceeds from structured payables	44,757	74,180
Payments on structured payables	(70,480)	(58,361)
Payment of contingent consideration related to a business combination	—	(900)
Capital contribution by shareholders	—	240
Payments of issuance costs in connection with IPO	—	(12,458)
Proceeds from sale of noncontrolling interest in subsidiary	—	52
Distribution to shareholders	(5,884)	(5,855)
Payments for repurchase and retirement of common stock	—	(1,466)
Distribution to noncontrolling interest	(1,139)	(1,362)
Net cash provided by/(used for) financing activities	1,808	(6,627)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,373)	(2,228)
Net decrease in cash, cash equivalents and restricted cash	(5,646)	(6,901)
Cash, cash equivalents and restricted cash at beginning of period	35,730	39,192
Cash, cash equivalents and restricted cash at end of period	$30,084	$32,291

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
(in thousands)	April 2, 2023	April 3, 2022
Net income	$1,644	$6,458
Interest expense, net	11,988	7,351
Income tax expense	317	3,800
Depreciation and amortization expense	27,939	27,841
Share-based compensation	5,545	5,041
Employer payroll taxes related to share-based compensation	25	55
Other non-operating expense/(income), net (1)	999	(321)
Strategic initiatives (2)	13,469	—
Acquisition and integration expenses (3)	91	517
New market penetration expenses (4)	94	110
Shop closure (income)/expenses, net (5)	(679)	230
Restructuring and severance expenses (6)	580	—
Gain on sale-leaseback	(9,661)	(2,374)
Other (7)	2,577	199
Adjusted EBITDA	$54,928	$48,907

	Quarter Ended
(in thousands)	April 2, 2023	April 3, 2022
Segment Adjusted EBITDA:
U.S.	$38,535	$32,407
International	13,567	17,244
Market Development	16,966	12,488
Corporate	(14,140)	(13,232)
Total Adjusted EBITDA	$54,928	$48,907

	Quarter Ended
(in thousands, except per share amounts)	April 2, 2023	April 3, 2022
Net income	$1,644	$6,458
Share-based compensation	5,545	5,041
Employer payroll taxes related to share-based compensation	25	55
Other non-operating expense/(income), net (1)	999	(321)
Strategic initiatives (2)	13,469	—
Acquisition and integration expenses(3)	91	517
New market penetration expenses (4)	94	110
Shop closure (income)/expenses, net (5)	(679)	230
Restructuring and severance expenses (6)	580	—
Gain on sale-leaseback	(9,661)	(2,374)
Other(7)	2,577	199
Amortization of acquisition related intangibles (8)	7,273	7,246
Loss on extinguishment of 2019 facility (9)	472	—
Tax impact of adjustments (10)	(4,656)	(1,078)
Tax specific adjustments (11)	(557)	—
Net income attributable to noncontrolling interest	(1,945)	(2,456)
Adjustment to adjusted net income attributable to common shareholders	—	(374)
Adjusted net income attributable to common shareholders - Basic	$15,271	$13,253
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(10)	(40)
Adjusted net income attributable to common shareholders - Diluted	$15,261	$13,213
Basic weighted average common shares outstanding	168,141	167,261
Dilutive effect of outstanding common stock options and RSUs	1,850	2,224
Diluted weighted average common shares outstanding	169,991	169,485
Adjusted net income per share attributable to common shareholders:
Basic	$0.09	$0.08
Diluted	$0.09	$0.08
(1)Primarily foreign translation gains and losses in each period.
(2)The quarter ended April 2, 2023 consists primarily of costs associated with the decision to exit the Branded Sweet Treats business, including property, plant and equipment impairments, inventory write-offs, employee severance, and other related costs.
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries for which the Company’s brands have not previously operated, including the Insomnia Cookies brand entering Canada and the U.K.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)The quarter ended April 2, 2023 consists primarily of costs associated with restructuring of the global and U.S. executive teams.
(7)The quarters ended April 2, 2023 and April 3, 2022 consist primarily of legal and other regulatory expenses incurred outside the ordinary course of business. The regulatory expenses incurred in the quarter ended April 2, 2023 relate to previous business acquisitions.
(8)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(9)Includes interest expenses related to unamortized debt issuance costs from the 2019 Facility associated with extinguished lenders as a result of the March 2023 debt refinancing.
(10)Tax impact of adjustments calculated applying the applicable statutory rates. The quarters ended April 2, 2023 and April 3, 2022 also include the impact of disallowed executive compensation expense.
(11)The quarter ended April 2, 2023 consists of a discrete tax benefit unrelated to ongoing operations.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands except percentages or otherwise stated)

	Quarter Ended
	April 2, 2023	April 3, 2022
Net revenues:
U.S.	$281,344	$247,919
International	90,288	87,201
Market Development	47,318	37,412
Total net revenues	$418,950	$372,532

Q1 2023 Organic Revenue (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2023	$281,344	$90,288	$47,318	$418,950
Total net revenues in first quarter of fiscal 2022	247,919	87,201	37,412	372,532
Total Net Revenue Growth	33,425	3,087	9,906	46,418
Total Net Revenue Growth %	13.5%	3.5%	26.5%	12.5%
Less: Impact of shop optimization closures	(3,187)	—	—	(3,187)
Adjusted net revenues in first quarter of fiscal 2022	244,732	87,201	37,412	369,345
Adjusted Net Revenue Growth	36,612	3,087	9,906	49,605
Impact of acquisitions	(3,080)	—	893	(2,187)
Impact of foreign currency translation	—	3,308	2,471	5,779
Organic Revenue Growth	$33,532	$6,395	$13,270	$53,197
Organic Revenue Growth %	13.7%	7.3%	35.5%	14.4%

Q1 2022 Organic Revenue (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2022	$247,919	$87,201	$37,412	$372,532
Total net revenues in first quarter of fiscal 2021	222,470	66,506	32,833	321,809
Total Net Revenues Growth	25,449	20,695	4,579	50,723
Total Net Revenues Growth %	11.4%	31.1%	13.9%	15.8%
Impact of acquisitions	(3,926)	—	(2,618)	(6,544)
Impact of foreign currency translation	—	2,935	1,161	4,096
Organic Revenue Growth	$21,523	$23,630	$3,122	$48,275
Organic Revenue Growth %	9.7%	35.5%	9.5%	15.0%

Sales per Hub	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	April 2, 2023	January 1, 2023	January 2, 2022
U.S.:
Revenues	$1,043,675	$1,010,250	$923,129
Non-Fresh Revenues (1)	(34,112)	(38,380)	(37,311)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(414,432)	(404,430)	(414,899)
Sales from Hubs with Spokes	595,131	567,440	470,919
Sales per Hub (millions)	4.6	4.5	4.0

International:
Sales from Hubs with Spokes (3)	$369,003	$365,916	$332,995
Sales per Hub (millions) (4)	9.8	9.8	8.4
(1)Includes the exited Branded Sweet Treats business revenues.
(2)Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.
(3)Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.
(4)International Sales per Hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access (1)
	Quarter Ended			Fiscal Year Ended
	April 2, 2023	April 3, 2022		January 1, 2023
U.S.: (2)
Hot Light Theater Shops	228	240		234
Fresh Shops	67	61		62
Cookie Shops	239	217		231
Carts, Food Trucks, and Other (3)	—	2		—
DFD Doors (5)	6,081	5,411	(4)	5,729
Total	6,615	5,931		6,256
International:
Hot Light Theater Shops	34	32		37
Fresh Shops	395	376		388
Carts, Food Trucks, and Other (3)	16	1		14
DFD Doors	3,143	2,794	(4)	3,032
Total	3,588	3,203		3,471
Market Development: (4)
Hot Light Theater Shops	115	113		115
Fresh Shops	898	810		873
Carts, Food Trucks, and Other (3)	28	31		27
DFD Doors	1,166	939		1,095
Total	2,207	1,893		2,110
Total Global Points of Access (as defined)	12,410	11,027		11,837
Total Hot Light Theater Shops	377	385		386
Total Fresh Shops	1,360	1,247		1,323
Total Cookie Shops	239	217		231
Total Shops	1,976	1,849		1,940
Total Carts, Food Trucks, and Other	44	34		41
Total DFD Doors	10,390	9,144		9,856
Total Global Points of Access (as defined)	12,410	11,027		11,837
(1)Excludes the recently exited Branded Sweet Treats distribution points.
(2)Includes Points of Access that were acquired from a franchisee in the U.S. in the third quarter of fiscal 2022. These Points of Access were previously included in the Market Development segment prior to the acquisition date.
(3)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations, in airports, train stations, etc.
(4)Includes locations in Japan and Canada, which are Company-owned. All remaining Points of Access in the Market Development segment relate to our franchise business.
(5)Includes over 160 McDonald’s test shops located in Louisville and Lexington, Kentucky and the surrounding area as of April 2, 2023.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	April 2, 2023	April 3, 2022	January 1, 2023
U.S.:
Hot Light Theater Shops (1)	221	237	228
Doughnut Factories	4	4	4
Total	225	241	232
Hubs with Spokes	137	122	133
Hubs without Spokes	88	119	99
International:
Hot Light Theater Shops (1)	28	26	28
Doughnut Factories	11	11	11
Total	39	37	39
Hubs with Spokes	39	37	39
Market Development:
Hot Light Theater Shops (1)	109	110	110
Doughnut Factories	27	27	27
Total	136	137	137
Total Hubs	400	415	408
(1)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

(in thousands, except leverage ratio)		April 2, 2023		January 1, 2023
Current portion of long-term debt		$40,216		$40,034
Long-term debt, less current portion		776,975		739,052
Total long-term debt, including debt issuance costs		817,191		779,086
Add back: Debt issuance costs		5,158		2,247
Total long-term debt, excluding debt issuance costs		822,349		781,333
Less: Cash and cash equivalents		(29,675)		(35,371)
Net debt		$792,674		$745,962
Adjusted EBITDA - trailing four quarters		196,750		190,729
Net leverage ratio	4.0	x	3.9	x